Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	John Mills, Partner
Vice President Finance and CFO	(646) 277-1254
(650) 261-3677	John.Mills@ICRINC.com

Landec Corporation Reports Fiscal First Quarter 2017 Results

Gross Margin Improves 270 Basis Points and Operating Income Increases 39%

Company Reiterates Full Year Fiscal 2017 Guidance

MENLO PARK, CA – September 27, 2016 – Landec Corporation (NASDAQ: LNDC), a leading innovator of diversified health and wellness solutions within the packaged food and biomaterial markets, reported results for the fiscal 2017 first quarter ended August 28, 2016.

“For the first quarter, our consolidated gross margin increased 270 basis points to 16.0% and net income increased 12% to $0.12 per share compared to the first quarter of last year. These results are in line with our strategy to innovate new products and continually shift our product mix to higher value items,” commented Molly Hemmeter, Landec’s President and CEO. “As expected, revenues for the first quarter decreased 2% compared to the first quarter of last year primarily due to a strategic decision to reduce low margin business in our packaged fresh vegetables business during the second half of fiscal 2016. However, our efforts to shift away from non-strategic low margin business and to innovate and grow higher margin products as a larger percent of our business is resulting in continued improvement of gross margin, operating income and net income, and has us on target to meet our stated performance goals for fiscal 2017.”

Summary of First Quarter 2017 Results Compared to First Quarter of 2016

●	Revenues decreased 2% to $132.4 million
●	Gross profit increased 18% to $21.1 million
●	Operating income increased 39% to $5.5 million
●	Net income increased 12% to $3.3 million or $0.12 per share

“We continue to make progress in our long-term strategy of driving growth through our internal innovation capabilities within our branded food products and biomaterials businesses. Lifecore has expanded its business beyond its historical capabilities as a premium supplier of hyaluronic acid (HA) to become a fully integrated contract development and manufacturing organization (CDMO), providing differentiated fermentation, formulation and aseptic fill services for difficult-to-handle medical materials,” continued Hemmeter.

“We are on the way to achieving our fiscal 2017 annual guidance. Lifecore is off to a very strong start, with first quarter revenues increasing 40% and operating income increasing $1.6 million. At Apio, even though its total first quarter revenues were down 5%, or $6.8 million, due to our strategic decision to focus on our higher margin business, gross profit was up $1.2 million, or 8%. We expect continued progress in both of our businesses,” added Hemmeter.

“In our Apio packaged fresh vegetables business, we have been successful in significantly shifting our product mix to higher margin Eat Smart® vegetable salad products. Since 2013, Eat Smart salads have grown at a three-year CAGR of 81%. We continue to project lower double-digit growth in our salad business this fiscal year due to expected new business from existing and new customers and new product launches in fiscal 2017,” concluded Hemmeter.

Fiscal First Quarter 2017 Results

Revenues in the first quarter of fiscal 2017 decreased $3.0 million, to $132.4 million, compared to $135.4 million in the year-ago quarter. The decrease in revenues was primarily due to a $7.8 million, or 7%, decrease in revenues in Apio’s packaged fresh vegetables business as a result of the strategic shift away from some low margin business during the second half of fiscal 2016. This decrease in revenues was partially offset by a $3.5 million, or 40%, increase in revenues at Lifecore due to increased demand for higher margin fermentation products and the shift in the timing of some shipments within fiscal 2017, as well as a $1.0 million, or 4%, increase in Apio’s export business as a result of an 11% increase in sales volume.

Net income in the first quarter of fiscal 2017 increased $360,000, or 12%, to $3.3 million, or $0.12 per share, compared to $3.0 million, or $0.11 per share, in the year-ago quarter. The increase was primarily a result of a $1.6 million increase in operating income at Lifecore due to a favorable product mix shift, which increased gross margin to 41.5% compared to 36.5% during the first quarter of last year. This increase in net income was partially offset by: (1) no increase in the fair market value of the Company’s Windset investment during the first quarter of fiscal 2017 compared to the $800,000 increase in the year-ago quarter, and (2) a $198,000 increase in income tax expense.

Management Comments and Guidance for Fiscal 2017

Ms. Hemmeter stated, “For fiscal 2017, we are reiterating our guidance for consolidated annual revenues to increase 3% to 6%, with Lifecore revenues and our salad product revenues growing at lower double digits and revenues in Apio’s historical packaged vegetables and export businesses expected to be flat to slightly up. We continue to expect consolidated net income to increase 50% to 70% in fiscal 2017 compared to fiscal 2016, resulting in an estimated EPS range of $0.53 to $0.60. This is based on produce sourcing returning to more historical levels and our continued shift to higher margin products. We are still not projecting a material change in our Windset investment in fiscal 2017. We expect consolidated cash flow from operations of $34 million to $38 million and capital expenditures of approximately $25 million. For the second quarter of fiscal 2017, we expect revenues to be in the range of $137 million to $142 million and net income to be $0.05 to $0.07 per share. The net income range of $0.05 to $0.07 reflects the primarily non-cash charge of $1.2 million, or $0.03 per share after tax, associated with refinancing our current debt, and which was included in our original guidance for fiscal 2017, as announced earlier today.”

Conference Call

The live webcast can be accessed directly at www.landec.com/earningscall or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, September 28, 2016

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (866) 814-1914 or (703) 639-1358. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Wednesday, October 5, 2016 by calling toll-free (888) 266-2081 or direct (703) 925-2533, and entering code #1675982.

About Landec Corporation

Landec Corporation (NASDAQ:LNDC) is a leading innovator of diversified health and wellness solutions within the packaged food and biomaterial markets. Apio, Landec’s food business, is the leader in branded, packaged fresh vegetables in North America, utilizing its proprietary BreatheWay® packaging technology to naturally extend the shelf life of fresh produce. Apio combines this technology with the capabilities of a large national fresh produce supplier to offer healthy fresh vegetable products under the Eat Smart® brand to consumers through club and retail grocery stores. Lifecore Biomedical, Landec’s biomaterial business, is a fully integrated Contract Development and Manufacturing Organization (CDMO) that offers expertise and capabilities in fermentation, specialty formulation, aseptic filling and final packaging for FDA regulated medical devices and drugs to customers for applications in a wide array of markets including Ophthalmic, Orthopedic and Oncology. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2016 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	August 28, 2016	May 29, 2016
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,626	$9,894
Accounts receivable, net	44,150	46,406
Inventories, net	30,182	25,535
Prepaid expenses and other current assets	4,815	4,468
Total Current Assets	87,773	86,303

Investment in non-public company	62,700	62,700
Property and equipment, net	120,720	120,880
Intangible assets, net	70,795	71,016
Other assets	1,784	1,754
Total Assets	$343,772	$342,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$31,613	$30,904
Accrued compensation	4,045	5,460
Other accrued liabilities	9,139	7,772
Deferred revenue	706	832
Line of credit	—	3,500
Current portion of long-term debt	7,930	7,873
Total Current Liabilities	53,433	56,341

Long-term debt, less current portion	44,066	45,972
Capital lease obligation, less current portion	3,787	3,804
Deferred taxes	23,546	22,442
Other non-current liabilities	1,989	1,744

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	138,077	137,244
Retained earnings	77,192	73,457
Total Stockholders' Equity	215,296	210,728
Non-controlling interest	1,655	1,622
Total Equity	216,951	212,350
Total Liabilities and Stockholders’ Equity	$343,772	$342,653

LANDEC CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	August 28, 2016	August 30, 2015
Product sales	$132,394	$135,355
Cost of product sales	111,250	117,378
Gross profit	21,144	17,977
Operating costs and expenses:
Research and development	1,938	1,875
Selling, general and administrative	13,736	12,165
Total operating costs and expenses	15,674	14,040
Operating income	5,470	3,937
Dividend income	413	413
Interest income	4	31
Interest expense	(653)	(502)
Other income	—	800
Net income before taxes	5,234	4,679
Income tax expense	(1,889)	(1,691)
Consolidated net income	3,345	2,988
Non-controlling interest	(33)	(36)
Net income and comprehensive income applicable to common stockholders	$3,312	$2,952

Diluted net income per share	$0.12	$0.11

Shares for diluted net income per share	27,521	27,409

LANDEC CORPORATION

FIRST QUARTER ENDED AUGUST 28, 2016

QUESTIONS & ANSWERS

1)	In the first quarter Lifecore had remarkable year-over-year growth. Do you now expect Lifecore revenues to grow more than your original guidance of lower double-digit growth for fiscal 2017?

Our original guidance included significant year over year growth for Lifecore in the first quarter due to increased demand and timing of some shipments within fiscal 2017. Therefore, at this time, our projection for fiscal 2017 for Lifecore to deliver lower double-digit revenue growth remains unchanged. It should be noted that for Lifecore the fiscal 2017 second quarter is the key production quarter for products to be shipped in the fiscal third quarter. As a result of this seasonality, and included in and consistent with our fiscal 2017 full year guidance, we expect Lifecore’s fiscal second quarter revenues and operating income to be down sequentially from the fiscal first quarter by approximately 6-8% and 30-35%, respectively.

2)	How is produce sourcing looking thus far in fiscal 2017?

Produce sourcing for the first four months of fiscal 2017 was good, with an adequate supply of virtually all of our high volume crops. During our second fiscal quarter we enter the “shoulder season” when we transition the production of most of our California crops from the central coast of California to southern California and Mexico. We also transition our green bean production from the Ohio Valley to Kentucky and Georgia and eventually to Florida. This “shoulder season” can potentially lead to yield and production issues which in some years have led to shortages during late October and November. Overall, for the first four months of fiscal 2017 our produce sourcing costs are on plan.

3)	Can you remind us how much low margin business you lost at Apio in fiscal 2016 and the reasons for those losses?

We lost approximately $30 million of packaged bag business as a result of (1) our strategic decision to discontinue select low margin business, (2) a couple of large customers deciding to shift from single sourcing to a multi-source strategy, and (3) prorating some customer orders during the produce shortages last fiscal year. A large majority of the business we lost was low margin business that carried a very high cost to service. We expect through the remainder of fiscal 2017 to replace this revenue with new higher margin revenues within Apio’s packaged fresh vegetables business from expected new retail business and new products. This should result in higher revenues and operating income at Apio during the second half of fiscal 2017 compared to the first half of fiscal 2017.

4)	How is the growth of your Eat Smart salads progressing this year?

From fiscal 2013 through fiscal 2016, Eat Smart salads delivered a three-year revenue CAGR of 81% and reached over $150 million in sales in fiscal 2016. For fiscal 2017, we are still expecting our salad revenues to grow at lower double digits as we launch several new salads and expand distribution in key U.S. retail accounts.  In May of this year, Walmart U.S. began a test of our Sweet Kale Salad in approximately 400 stores. The test has been very successful and Walmart will be expanding Sweet Kale Salad to approximately 1400 stores next month.

For the first quarter of fiscal 2017, salad revenues ranged from $2.6-$3.1 million per week, similar to the first quarter of last year.  We did not see growth in the first quarter of fiscal 2017 compared to the first quarter of last year for two primary reasons: (1) during the year-ago first quarter we launched a market test of plant-based protein salads throughout all Costco U.S. stores that was discontinued later in last fiscal year, and (2) during our last fiscal year extensive industry-wide sourcing challenges caused customers to delay making commitments on new products until sourcing returned to normal. As consistent supply has resumed, customers are now reviewing new products and we expect to launch new Eat Smart salads during our second fiscal quarter.

5)

Your release earlier today announcing your new credit facility stated you plan to use the revolving facility to fund capacity expansion of existing operations and new product development and for potential merger and acquisition activity. Do you plan to use any of these available funds this fiscal year?

We currently believe cash flow from operations will be able to fund all of our capital investments in fiscal 2017. Based on our current expansion plans and our desire to develop new capabilities within the Company, we believe we will be using some of these available funds starting in fiscal 2018.

6)	Remind us again why are you expecting no change in your Windset investment in fiscal 2017?

Despite the fact that Windset continues to realize double-digit annual growth, we currently do not expect to realize a material change in our Windset investment in fiscal 2017 primarily because of the required change in the calculation of Windset’s fair market value in fiscal year 2017.

Starting this fiscal year, as a result of the put/call date in February 2017, the fair market value of Windset will be calculated based on the contractual formula in the stock purchase agreement. The fair market value, per the contractual formula, is based on Windset’s trailing twelve month EBITDA, multiplied by a pre-negotiated valuation multiple, plus cash, less debt and the value of preferred stock. Therefore, in a year of expected expansion for Windset, cash will decrease and debt will increase with the corresponding EBITDA from the expansion trailing the upfront construction costs causing the expansion to not fully benefit the fair market value of Windset until the following year. As a result, the expansions currently underway at Windset will have a short-term negative impact on the fair market value calculation. Although we do not expect a material change in our investment in fiscal 2017, our current projections point toward a substantial change in fiscal 2018.

7)	What is the status of Windset’s expansion plans and the permitting issues?

Windset is nearing completion of a new ten-acre facility on land Windset owns in the City of Santa Maria using a new type of greenhouse structure that Windset intends to use to grow strawberries on a small commercial scale. They have also started construction on a new 30-acre glass greenhouse, which is also on land they own in the City of Santa Maria, where they currently intend to grow peppers and/or cucumbers.

Windset expects that it will begin commercially harvesting crops from these two new site expansions late this calendar year or early next calendar year.

Windset is also looking at constructing an even larger strawberry structure on land it owns in the City of Santa Maria but it is in the early planning stages and any construction of this new facility will not begin until next calendar year.

Windset is still working with the County of Santa Barbara on permitting for land it is leasing in the County for the construction of greenhouses using its new type of greenhouse structures.

8)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

(a)	Shifting our product mix to higher margin products at both Apio and Lifecore.
(b)	Developing innovative new salad products to broaden and strengthen our offerings.
(c)	Expanding our retail presence in the U.S. through gaining new customers and increasing distribution with existing customers.
(d)	Increasing demand for both our packaged vegetable products and our biomaterials products to fill the additional capacity added in fiscal 2016.
(e)	Increasing return on invested capital by maximizing returns on each capital allocation decision.
(f)	Focusing on evaluating the natural food product segment to identify areas where Landec can enter through new product development and/or strategic acquisitions or investments.
(g)	Advancing our Lifecore programs with key customers and development partners.
(h)	Supporting Windset in its expansion plans to build new hydroponic controlled atmosphere structures using new growing methods for new crops.

9)	How do the results by line of business for the three months ended August 28, 2016 compare with the same period last year?

The results are as follows (unaudited and in thousands):

	Three months ended 8/28/16	Three months ended 8/30/15
Revenues:
Apio Packaged Fresh Vegetables (a)	$95,945	$103,706
Apio Export	23,339	22,344
Total Apio	119,284	126,050
Lifecore	12,332	8,798
Corporate (b)	778	507
Total Revenues	132,394	135,355

Gross Profit:
Apio Packaged Fresh Vegetables	14,406	13,252
Apio Export	1,028	1,003
Total Apio	15,434	14,255
Lifecore	5,122	3,215
Corporate	588	507
Total Gross Profit	21,144	17,977

R&D:
Apio	237	205
Lifecore	1,328	1,225
Corporate	373	445
Total R&D	1,938	1,875

S,G&A:
Apio	9,561	8,203
Lifecore	1,406	1,242
Corporate	2,769	2,720
Total S,G&A	13,736	12,165

Other (c):
Apio	(166)	716
Lifecore	(103)	(10)
Corporate	(1,889)	(1,691)
Total Other	(2,158)	(985)

Net Income (Loss):
Apio	5,470	6,563
Lifecore	2,285	738
Corporate	(4,443)	(4,349)
Net Income	$3,312	$2,952

a)	Apio’s Value-Added vegetable business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.
b)	Included in Corporate are the non-Apio and non-Lifecore license fees, R&D revenues, royalties and profit sharing.
c)	Included in Other is other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.